FOR IMMEDIATE RELEASE

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Debbie Bockius
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VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2013 FIRST QUARTER RESULTS

ST. LOUIS, MO - May 10, 2013 - Victor Technologies Group, Inc. (the "Company") today reported results for the three months ended March 31, 2013 as follows:

($'s in thousands)
	Three Months Ended
	March 31, 2013	March 31, 2012	% Change
Net Sales	$123,932	$126,871	(2.3)%
Net Income	709	5,212	(86.4)%
Adjusted EBITDA	23,252	21,010	10.7%

Financial Review for the Three Months Ended March 31, 2013
Net sales in the first quarter of 2013 were $123.9 million, a decrease of 2.3% as compared to the first quarter of 2012, primarily due to a 2.8% decrease in sales volumes and an additional 0.3% decrease attributable to foreign currency translation. This decrease was partially offset by a 0.8% increase in net sales associated with price increases. Stated in local currencies, net sales decreased 2.0%, with U.S. sales decreasing 0.8% and international sales increasing 3.7%.
Gross margin as a percentage of net sales increased from 34.6% in the first quarter of 2012 to 36.4% in the first quarter of 2013. As compared to the prior year quarter, the Company recorded $0.6 million of higher expense in the current quarter under its use of the last-in first-out (“LIFO”) inventory method as inflation of manufacturing costs is expected in the current year compared to expected deflation in the prior year quarter. The first quarter of 2013 also included $0.1 million of severance costs. Excluding these items, adjusted gross margin as a percentage of sales was 36.8% in the first quarter of 2013 compared to 34.3% in the first quarter of 2012. This remaining increase is due primarily to the beneficial impact of manufacturing efficiencies including those arising from our Victor Continuous Improvement (“VCI”) program to lower costs and improve efficiency.
Selling, general and administrative (“SG&A”) costs increased approximately $0.2 million over the comparable period of 2012. This increase is primarily the result of increased salaries & benefits associated with annual merit increases, partially offset by lower travel and promotional expenses.
Restructuring charges in the first quarter of 2013 totaled $6.9 million, consisting primarily of employee termination benefit costs related to the recently announced restructuring at the Company's Melbourne, Australia manufacturing location. The Company expects to record approximately $0.6 million of additional costs, which are primarily non-cash charges, in the second quarter of 2013 related to these activities. Substantially all of the remaining payments are expected to be made in the second quarter as well.
Related to the previously announced restructuring at its West Lebanon, New Hampshire manufacturing location, the Company is substantially complete with these activities and the remaining $0.5 million of payments are expected to be made during the remainder of 2013.

Interest expense, net, was $8.4 million in the first quarter of 2013, compared to $6.7 million in the first quarter of 2012. This increase in the first quarter of 2013 is primarily the result of a full quarter of interest expense on the $100 million of Senior Secured Notes due 2017 (the "Additional Notes") that were issued on March 6, 2012.
The effective tax rate for the first quarter of 2013 was 22.5%. The decrease in the effective tax rate from 33.2% for the first three months of 2012 is primarily a result of lower estimated foreign earnings related mainly to the Australian restructuring expenses recorded in the first quarter of 2013, thereby reducing the foreign earnings which are currently taxable as "deemed dividends" in the U.S. Current income tax expense for 2013 is estimated to be 24.8% and is primarily related to foreign jurisdictions.
For the first quarter of 2013, net income was $0.7 million compared to $5.2 million in the first quarter of 2012.  The lower net income for the first quarter of 2013 reflects a lower net sales base and higher restructuring costs, as well as increased interest expense, as compared to the first quarter of 2012. This decrease in net income was partially offset by decreased manufacturing costs and a lower income tax provision as compared to the comparable period in the prior year.

Cash Flows and Liquidity
Cash flows from operating activities provided $8.5 million of cash in the first quarter of 2013 as compared to $9.5 million of cash provided in the comparable period of 2012. This decrease in cash provided was largely driven by higher uses of cash for working capital needs, particularly accounts receivable.
Capital spending, primarily for manufacturing equipment purchases, totaled $1.9 million and $3.0 million in the first quarter of 2013 and 2012, respectively.
As of March 31, 2013, combined cash and availability under the Company's Working Capital Facility was $96.9 million.

Adjusted EBITDA
In the first quarter of 2013, Adjusted EBITDA was $23.3 million, or 18.8% of net sales, compared to $21.0 million, or 16.6% of net sales, in the first quarter of 2012.

Outlook for 2013
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “We were pleased to deliver strong financial results in the first quarter of 2013. Despite softer market conditions, adjusted gross margin increased 250 basis points compared to prior year primarily as a result of the successful execution of our ongoing Victor Continuous Improvement program to lower costs and improve manufacturing efficiency throughout our operations. "
“While the outlook for 2013 remains uncertain we will continue our strategy to drive for market share gains and EBITDA margin improvement through the introduction of new products and the continued execution of our VCI program,” Mr. Quinn added.

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Adjusted Gross Margin, (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments, restructuring and other severance expenses, management fees paid to our sponsor and non-cash stock compensation expense. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO and severance expenses. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.
Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.
Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Income to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference on May 13, 2013 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-800-988-9649
International: 1-210-234-0013
Conference ID: 2192711
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, gas control and specialty welding equipment under brand names that include Victor®, Victor® Thermal Dynamics®, Victor® Arcair®, Victor® Turbo Torch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
($'s in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2013	% of Sales	March 31, 2012	% of Sales

Net sales	$123,932	100.0%	$126,871	100.0%
Cost of goods sold	78,784	63.6%	83,003	65.4%
Gross margin	45,148	36.4%	43,868	34.6%
Selling, general and administrative expenses	26,674	21.5%	26,442	20.8%
Amortization of intangibles	1,646	1.3%	1,583	1.2%
Restructuring	6,855	5.5%	811	0.6%
Operating income	9,973	8.0%	15,032	11.8%
Other expense:
Interest, net	(8,411)	(6.8)%	(6,730)	(5.3)%
Amortization of deferred financing costs	(647)	(0.5)%	(496)	(0.4)%
Income before income tax provision	915	0.7%	7,806	6.2%
Income tax provision	206	0.2%	2,594	2.0%
Net income	$709	0.6%	$5,212	4.1%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($'s in thousands)

	March 31, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$38,276	$32,379
Accounts receivable, net	77,462	64,986
Inventory	98,993	100,609
Prepaid expenses	12,746	12,492
Prepaid income taxes	2,474	—
Deferred tax assets	2,423	2,423
Asset held for sale	2,293	—
Total current assets	234,667	212,889
Property, plant and equipment, net	71,831	75,894
Goodwill	187,202	187,123
Intangibles, net	135,223	136,788
Deferred financing fees	14,840	15,486
Other assets	559	559
Total assets	$644,322	$628,739

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of other long-term obligations	$1,390	$1,563
Accounts payable	34,773	29,709
Accrued and other liabilities	36,442	36,717
Accrued interest	9,581	1,479
Income taxes payable	1,157	312
Deferred tax liabilities	4,436	4,436
Total current liabilities	87,779	74,216
Long-term obligations, less current maturities	357,331	357,520
Deferred tax liabilities	82,053	80,767
Other long-term liabilities	17,304	18,801
Total stockholders' equity	99,855	97,435
Total liabilities and stockholders' equity	$644,322	$628,739

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
($'s in thousands)

	Three Months Ended
	March 31, 2013	March 31, 2012
Cash flows from operating activities:
Net income	$709	$5,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,381	5,090
Deferred income taxes	429	1,106
Stock compensation expense	306	187
Non-cash interest expense	181	46
Restructuring costs, net of payments	4,994	(555)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,704)	(6,692)
Inventory	1,359	(3,971)
Prepaid expenses	(191)	651
Accounts payable	6,026	8,281
Accrued interest	8,102	8,500
Accrued taxes	(1,591)	(461)
Accrued and other	(4,468)	(7,863)
Net cash provided by operating activities	8,533	9,531

Cash flows from investing activities:
Capital expenditures	(1,876)	(3,029)
Other	(99)	(104)
Net cash used in investing activities	(1,975)	(3,133)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	—	100,000
Senior Secured Notes discount	—	(5,200)
Dividend payment to Parent	—	(93,507)
Repayments of other long-term obligations	(535)	(393)
Deferred financing fees	—	(4,370)
Other	—	(488)
Net cash used in financing activities	(535)	(3,958)

Effect of exchange rate changes on cash and cash equivalents	(126)	329

Total increase in cash and cash equivalents	5,897	2,769
Total cash and cash equivalents beginning of period	32,379	20,856
Total cash and cash equivalents end of period	$38,276	$23,625

Income taxes paid	$1,361	$1,978
Interest paid	$187	$301

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1) and Gross Margin to Adjusted Gross Margin (1)
(Unaudited)
($'s in thousands)

	Three Months Ended
	March 31, 2013	March 31, 2012

Net income	$709	$5,212
Plus:
Depreciation and amortization	5,381	5,090
Interest expense, net	8,411	6,730
Income tax provision	206	2,594
EBITDA (1)	$14,707	$19,626

LIFO method charge (credit) to cost of sales	293	(300)
Restructuring and other severances	7,361	921
Irving Place Capital management fees and expenses	585	576
Stock compensation expense	306	187
Adjusted EBITDA (1)	$23,252	$21,010
% of Sales	18.8%	16.6%

Other Information:
Gross Margin, as reported	$45,148	$43,868
% of Sales	36.4%	34.6%
Plus:
LIFO method charge (credit) to cost of sales	293	(300)
Severance	110	—
Adjusted Gross Margin (1)	$45,551	$43,568
% of Sales	36.8%	34.3%

(1) A non-GAAP measure